UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 3, 2016

Sprouts Farmers Market, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36029	32-0331600
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5455 E. High Street, Suite 111

Phoenix, Arizona 85054

(Address of principal executive offices and zip code)

(480) 814-8016

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.Submission of Matters to a Vote of Security Holders.

On May 3, 2016, Sprouts Farmers Market, Inc. (the “Company”) held its Annual Meeting to consider and vote upon the following proposals: (1) to elect two Class III directors to serve until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified; (2) to vote on a non-binding advisory resolution to approve the compensation of the Company’s named executive officers for fiscal 2015 (“say-on-pay”); and (3) to ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the independent auditor of the Company for the fiscal year ending January 1, 2017.

Set forth below are the final voting results for each proposal submitted to a vote of the stockholders at the Annual Meeting. For more information on the following proposals, see the Company’s Proxy Statement.

Proposal 1: Election of the two Class III directors listed below to serve for a three-year term expiring at the Company’s 2019 annual meeting of stockholders.  Both director nominees were duly elected.

Nominee	For	Withheld	Broker Non-Votes
Shon A. Boney	108,846,638	11,264,198	22,389,340
Amin N. Maredia	116,445,742	3,665,094	22,389,340

As previously disclosed, the Company has reassessed the initial determination that Mr. Boney is independent in accordance with Nasdaq Listing Rule 5605(a)(2). Mr. Boney will no longer serve on the Company’s Nominating and Corporate Governance Committee (the “Committee”). The Committee, which Mr. Boney joined in February 2016 subsequent to its approval of the director nominees for the 2016 Annual Meeting, has not met or taken any action during Mr. Boney’s tenure. It will now be comprised solely of two independent directors. In addition, with four independent directors out of seven directors, the Company has at all times satisfied Nasdaq’s majority independence requirements.

Proposal 2: Advisory vote on the compensation paid to the Company’s named executive officers for fiscal 2015.  This proposal was approved.

For	Against	Abstain	Broker Non-Votes
87,002,338	32,585,066	523,432	22,389,340

Proposal 3: Ratification of PricewaterhouseCoopers LLP as the Company’s independent auditor.  This proposal was approved.

For	Against	Abstain	Broker Non-Votes
142,148,202	108,990	242,984	-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPROUTS FARMERS MARKET, INC.

Date: May 4, 2016	By:	/s/ Brandon F. Lombardi
	Name:	Brandon F. Lombardi
	Title:	Chief Legal Officer and Corporate Secretary